EXHIBIT 3.28
CERTIFICATE OF FORMATION
OF
SL SOURCING, LLC
     The undersigned, an authorized person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the Delaware Limited Liability Company Act of the State of Delaware (6 Del.C. § 18-101, et seq.) hereby certifies that:
     FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is SL SOURCING, LLC.
     SECOND: The address of the registered office is c/o Corporation Service Company, 2711 Centerville Road, Suite #400, Wilmington, County of New Castle, Delaware 19808.
     THIRD: The name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act is Corporation Service Company, 2711 Centerville Road, Suite #400, Wilmington, County of New Castle, Delaware 19808.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on February 17, 2003.

/s/ Helen N. Kamiknski
Helen N. Kaminski, Authorized Person

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF FORMATION
OF
SL SOURCING, LLC
     It is hereby certified that:
     1.      The name of the limited liability company (hereinafter called the “limited liability company’”) is SL SOURCING, LLC.
     2.      The Certificate of Formation of the limited liability company is hereby amended by striking out the FIRST Article thereof and by substituting in lieu of said Article the following new Article.
     “FIRST: The name of the limited liability company is HBI SOURCING, LLC”
     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment to the Certificate of Formation as of this 9th day of February, 2006.

/s/ Helen N. Karminski
Helen N. Karminski, Authorized Person